Filed Pursuant to Rule 433

Registration No. 333-289422

August 14, 2025

THE BANCORP FIXED INCOME INVESTOR PRESENTATION AUGUST 2025

2

DISCLOSURES

# FORWARD LOOKING STATEMENTS & OTHER DISCLOSURES

**General Disclaimer**

The Bancorp, Inc. ("The Bancorp," the "Company," "we," "our," or "us") has filed a registration statement on Form S-1 (including a preliminary prospectus) with the Securities and Exchange Commission (the "SEC") for the offering to which this presentation relates, but such registration statement has not yet become effective. The senior unsecured notes due 2030 to be offered by the Company (the "notes") may not be sold, nor may any offers to buy be accepted, prior to the time the registration statement becomes effective. Before you invest, you should read the Registration Statement, preliminary prospectus, prospectus supplements and the other documents the Company has filed or will file with the SEC for more complete information about the Company and this offering. You can obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov or the Company's website at www.thebancorp.com. Alternatively, copies of the preliminary prospectus may be obtained by contacting Piper Sandler & Co. by telephone at 866-805-4128, or by email at fsg-dcm@psc.com.

This presentation has been prepared to assist potential investors in making their own evaluation of The Bancorp and does not purport to contain all of the information that may be relevant or material to a potential investor's investment decision. In all cases, potential investors should conduct their own investigation and analysis of The Bancorp, the information set forth in this presentation, included in the prospectus, and other information provided by or on behalf of The Bancorp.

This presentation shall not constitute an offer to sell or a solicitation of an offer to purchase the notes and shall not constitute an offer, solicitation or sale in any state or jurisdiction in which, or to any person to whom, such an offer, solicitation or sale would be unlawful. Any offers of the notes will be made only by means of an effective registration statement and prospectus.

**Forward-Looking Statements**

This presentation contains statements about future events and expectations that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking terminology, including the words "intend," "may," "believe," "will," "expect," "look," "anticipate," "plan," "estimate," "continue," similar words or the negatives thereof. Forward-looking statements include but are not limited to, statements regarding our anticipated annual fiscal 2025 results, profitability, and increased volumes, and relate to our current assumptions, projections, and expectations about our business and future events, including current expectations about important economic, political, and technological factors, among other factors, and are subject to risks and uncertainties, which could cause the actual results, events, or achievements to differ materially from those set forth in or implied by the forward-looking statements and related assumptions. Factors that could cause results to differ from those expressed in the forward-looking statements also include, but are not limited to, the risks and uncertainties referenced or described in The Bancorp's filings with the SEC, including the "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of the Company's Annual Report on Form 10-K/A, for the fiscal year ended December 31, 2024, filed with the SEC on April 7, 2025, and other documents that the Company files from time to time with the SEC. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date made. By their nature, these statements are subject to numerous assumptions, risks and uncertainties that could cause actual results to differ materially from those contemplated by our forward-looking statements. The Bancorp does not undertake any duty to publicly revise or update forward-looking statements in this presentation to reflect events or circumstances that arise after the date of this presentation, except as may be required under applicable law. Past performance is not indicative nor a guarantee of future results.

**Non-GAAP Financial Measures**

This presentation contains information regarding financial results that is calculated and presented on the basis of methodologies other than in accordance with accounting principles generally accepted in the United States ("GAAP"), such as those identified in the Appendix. As a result, such information may not conform to SEC Regulations, including Regulation S-X, and may be adjusted and presented differently in filings with the SEC. Management believes these non-GAAP financial measures provide meaningful additional information about the Company to assist management and investors in evaluating the Company's capital position and operating performance. Any non-GAAP financial measures used in this presentation are in addition to, and should not be considered superior to, or a substitute for, financial statements prepared in accordance with GAAP. Non-GAAP financial measures are subject to significant inherent limitations. The non-GAAP measures presented herein may not be comparable to similar non-GAAP measures presented by other companies. Please refer to the definitions and calculations of these terms and reconciliations to the most directly comparable GAAP measures included in the Appendix of this presentation.

**Market Data**

This presentation includes market, industry and economic data which was obtained from various publicly available sources and other sources believed by the Company to be true. Although the Company believes it to be reliable, the Company has not independently verified any of the data from third-party sources referred to in this presentation or analyzed or verified the underlying reports relied upon or referred to by such sources, or ascertained the underlying economic and other assumptions relied upon by such sources. The Company believes that its market, industry, and economic data is accurate and that its estimates and assumptions are reasonable, but there can be no assurance as to the accuracy or completeness thereof.

© 2025 The Bancorp Bank, N.A.

¹A credit rating is not a recommendation to buy, sell, or hold any securities of the Company and may be revised or withdrawn at any time. TERMS OF PROPOSED SENIOR NOTES OFFERING INTRODUCTION Issuer The Bancorp, Inc. Security Senior Unsecured Notes due 2030 Expected Rating BBB+ by Kroll Bond Rating Agency¹ Offering Size $200.0 Million Structure Fixed-Rate Issuance Type SEC Registered Use of Proceeds To (i) redeem or repay at maturity all $100.0 million outstanding aggregate principal amount of our 4.75% Senior Notes due August 15, 2025, including to pay any applicable redemption premium, (ii) fund our share repurchase program, and (iii) for general corporate purposes, which may include capital to support the growth of The Bancorp Bank, N.A. Joint Bookrunners |

OVERVIEW OF TODAY’S PRESENTERS AND EXPERIENCED MANAGEMENT TEAM • CEO of Modern Bank N.A. • CEO of Citigroup Private Bank • Managing Director at Bank of America Securities Damian Kozlowski Chief Executive Officer Years at The Bancorp – 9 Years of Banking Experience – 28 CEO Ryan Harris EVP, Head of Fintech Solutions Years at The Bancorp – 26 Years of Banking Experience – 26 Erika Caesar EVP, General Counsel Years at The Bancorp – 7 Years of Banking Experience – 7 Jennifer Terry EVP, Chief Human Resources Officer Years at The Bancorp – 7 Years of Banking Experience – 13 Jeff Nager EVP, Head of Commercial Lending Years at The Bancorp – 9 Years of Banking Experience – 30 Maria Wainwright EVP, Chief Marketing Officer Years at The Bancorp – 12 Years of Banking Experience – 24 Greg Garry EVP, Chief Operating Officer Years at The Bancorp – 10 Years of Banking Experience – 18 Denotes today’s presenters John Leto EVP, Head of Institutional Banking Years at The Bancorp – 9 Years of Banking Experience – 30 Mark Connolly EVP, Head of Credit Markets Years at The Bancorp – 9 Years of Banking Experience – 27 Olek DeRowe EVP, Head of Commercial Real Estate Years at The Bancorp – 10 Years of Banking Experience – 10 GOVERNANCE Marty Egan Interim CFO, Chief Accounting Officer Years at The Bancorp – 25 Years of Banking Experience – 31

5

FINANCIAL PERFORMANCE

# INVESTMENT HIGHLIGHTS

**WE HAVE BUILT A SPECIALIZED, BRANCHLESS BANKING PLATFORM CENTERED ON A WELL POSITIONED PAYMENTS BUSINESS**

NEW LEADERSHIP IN 2016

BALANCE SHEET TRANSFORMED WITH LOWER RISK ASSETS

## COMPANY OVERVIEW

- NASDAQ: **TBBK**
- Headquarters: **Wilmington, DE**
- Subsidiary: **The Bancorp Bank**
- IPO: **2004**
- Market Cap[1]: **$3,107M**
- Employees (6/30/2025): **783**
- Branches: **Branchless**
- Operational Locations: **Wilmington, DE; Sioux Falls, SD; Orlando, FL; New York, NY**

## FINANCIAL HIGHLIGHTS:
**(Quarter ended 6/30/2025)**

- Total Assets: **$8.8B**
- Gross Loans: **$6.7B**
- Total Deposits: **$7.8B**
- ROAA[2]: **2.64%**
- ROAE[2]: **28.4%**
- NIM[2]: **4.44%**
- Cost of Deposits[2]: **2.18%**
- TBV 5-yr CAGR[3]: **10.1%**
- NPAs[4]/Assets: **1.45%**
- NCOs/Avg. Loans[2]: **2.30%**

## CAPITAL RATIOS[6]:
**(Quarter ended 6/30/2025)**

- Shareholders' Equity / Total Assets: **9.7%**
- TCE/TA[7]: **9.7%**
- Leverage Ratio: **9.4%**
- CET1 Ratio: **14.4%**
- Total RBC Ratio: **15.5%**

**#1** PREPAID CARD ISSUING BANK[5]

**#6** DEBIT CARD ISSUING BANK[5]

Note: Reflects information for the quarter ended June 30, 2025 unless otherwise specified

[1] Market data as of August 12, 2025; stock price of $67.17; shares outstanding as of June 30, 2025

[2] Annualized for the three months ended June 30, 2025

[3] Calculated from TBV at June 30, 2025 relative to June 30, 2020

[4] Nonperforming assets include nonaccrual loans, loans delinquent 90 days and accruing, and other real estate owned

[5] Per Nilson Ratings and based on Gross Dollar Volume (total dollars spent on cards)

[6] Holding company ratios

[7] Non-GAAP financial measure, see our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures in the Appendix

© 2025 The Bancorp Bank, N.A.

6 FINANCIAL PERFORMANCE DELIVERING STRONG FINANCIAL PERFORMANCE 1 Excludes consumer fintech credit enhancement income and as a result is a Non - GAAP financial measure. See our reconciliation of n on - GAAP financial measures to their most directly comparable GAAP financial measures in the Appendix. SUSTAINED PERFORMANCE The Bancorp is continuing to deliver high quality financial performance Q2 YTD 2025 2024 2023 2022 29% 27% 26% 19% ROAE PROFITABILITY 2.6% 2.7% 2.6% 1.8% ROAA 41% 40% 41% 48% EFFICIENCY RATIO 1 SCALABLE PLATFORM KEY FINANCIAL METRICS Platform delivering operating leverage Capitalized on interest rate environment

7 THE BANCORP CORE BUSINESS MODEL FINTECH SOLUTIONS GENERATES NON - INTEREST INCOME AND ATTRACTS STABLE, LOWER - COST DEPOSITS DEPLOYED INTO ASSETS IN SPECIALIZED MARKETS THE BANCORP BUSINESS MODEL

8 FINTECH PARTNER BANK FINTECH LEADERSHIP PAYMENT NETWORKS FACILITATE payments between parties via the card networks. PROGRAM MANAGERS CLIENT FACING platforms deliver highly scalable banking solutions to customers with emphasis on customer acquisition and technology. REGULATORS OVERSIGHT of domestic banking and payments activities. PROCESSORS BACK - OFFICE support for program managers providing record keeping and core platform services. FINTECH ECOSYSTEM Enabling fintech companies by providing industry leading card issuing, payments facilitation and regulatory expertise to a diversified portfolio of clients

FINTECH SOLUTIONS: DEPOSIT & FEE GENERATION

The Bancorp
10

PAYMENTS BUSINESS: STABLE, LOWER COST DEPOSIT GENERATOR

# CONSISTENT DEPOSIT GROWTH FROM PAYMENTS BUSINESSES

TOTAL DEPOSITS BY PERIOD (MILLIONS)


$9,000
$8,000
$7,000
$6,000
$5,000
$4,000
$3,000
$2,000
Demand and Int. Checking
Savings and Money Market
Time Deposits
$5,462
$5,977
$7,030
$6,681
$7,746
$7,766
2020
2021
2022
2023
2024
Q2 2025

| Cost of Deposits | 0.25% | 0.10% | 0.82% | 2.32% | 2.37% | 2.18% |
|---|---|---|---|---|---|---|

## HIGHLIGHTS

- Stable, lower-cost deposit base anchored by contractual, multi-year relationships in our Fintech Solutions business
- Fintech Solutions growth driven by increased transactional volume due to electronic banking migration and the addition of new partners

| Deposit Type | Balance ($M) | % Total |
|---|---|---|
| Demand and Int. Checking | 7,706 | 99% |
| Savings and Money Market | 60 | 1% |
| Time Deposits[1] | -- | 0% |
| Total[2] | $7,766 | 100% |


Savings and Money Market 1%
Time Deposits 0%
Demand and Int. Checking 99%

[1]Time deposits have rarely been used due to lower cost deposit growth.
[2]As of period ended June 30, 2025.

© 2025 The Bancorp Bank, N.A.

The Bancorp
11
FINTECH SOLUTIONS: FEE & DEPOSIT GENERATING ACTIVITIES

# ENABLING LEADING FINTECH COMPANIES

### DEBIT PROGRAM MANAGERS (CHALLENGER BANKS)

PayPal chime

#6 Debit Issuing Bank 2024[2]

### PREPAID/STORED VALUE PROGRAM MANAGERS

- Government
- Employer Benefits
- Corporate Disbursements
- Payroll
- Gift

#1 Prepaid Issuing Bank 2024[2]

### The Bancorp

- Provides physical and virtual card issuing
- Maintains deposit balances on cards
- Facilitates payments into the card networks as the sponsoring bank
- Established risk and compliance function is highly scalable

**26%**

% TOTAL REVENUE YTD Q2 2025[1]

**18%**

GROSS DOLLAR VOLUME GROWTH Q2 2025 VS Q2 2024

[1]Includes non-interest income from prepaid and debit card issuance plus ACH, card and other payments processing fees, and consumer credit fintech fees.
[2]Nilson Report, April 2025.

© 2025 The Bancorp Bank, N.A.

12 FINTECH SOLUTIONS : ESTABLISHED OPERATING PLATFORM SCALABLE PLATFORM ESTABLISHED OPERATING PLATFORM • Infrastructure in place to support significant growth • Long - term relationships with multiple processors enable efficient onboarding • Continued technology investments without changes to expense base REGULATORY EXPERTISE • Financial Crimes Risk Management program with deep experience across payments ecosystem • Customized risk and compliance tools specific to the Fintech Industry OTHER PAYMENTS OFFERINGS • Rapid Funds instant payment transfer product • Potential to capitalize on credit - linked payments opportunities • Additional payments services include ACH processing for third parties INNOVATIVE SOLUTIONS Our platform supports a wide variety of strategic fintech partners through our established processor relationships, regulatory expertise, and a suite of other payments products

13 FINTECH SOLUTIONS : STABLE, LOWER - COST DEPOSIT GENERATOR STABLE DEPOSITS & SIGNIFICANT BALANCE SHEET LIQUIDITY STRONG POSITIONING Our deposit base is primarily comprised of granular, small balance, FDIC insured accounts and we maintain significant borrowing capacity on our credit lines ESTIMATED INSURED VS OTHER UNINSURED DEPOSITS June 30, 2025 94% Insured 3% Low balance accounts 3% Other uninsured 100% Total deposits SUMMARY OF CREDIT LINES AVAILABLE June 30, 2025 (Dollars in millions) 2,050 $ Federal Reserve Bank 1,028 Federal Home Loan Bank 3,078 $ Total lines of credit available 94% INSURED DEPOSITS Primarily consist of low balance accounts¹ 1 Comprised of small balances, such as anonymous gift cards and corporate incentive cards for which there is no identified depo sit or.

LOANS, LEASES & SUPPORTING COLLATERAL

15 LOANS & LEASES STRATEGIC OUTLOOK Optimize balance sheet and continue to capitalize on fintech lending opportunities KEY CONSIDERATIONS FOR LENDING GROWTH MANAGE CREDIT RISK TO DESIRED LEVELS OPTIMIZE NET INTEREST MARGIN AND MONITOR INTEREST RATE SENSITIVITY EXPAND FINTECH LENDING WITH KEY CLIENTS MAINTAIN FLEXIBILITY AS WE APPROACH $10B TOTAL ASSETS Building an asset mix that drives earnings and profitability while maintaining desired credit and interest rate risk characteristics

16 0% 10% 20% 30% 40% 50% 60% 70% 80% 90% 100% 2020 2021 2022 2023 2024 2025Q2 SBLOC/IBLOC/ Advisor Financing Real Estate Bridge Lending Yield on Loans 4.34% 4.19% 4.86% 7.62% 7.74% 6.84% Total Loans ($B, Incl. HFS) 4.5 5.1 6.1 5.7 6.3 6.7 YoY Growth (%) 48.5% 15.1% 18.3% (6.3%) 11.3% 14.5% LOANS & LEASES 6.7 B $ TOTAL LOANS as of June 30, 2025 FOCUSED ON LOWER RISK LENDING ACTIVITIES BALANCE SHEET SHIFT INTO LOWER RISK LENDING BUSINESSES HISTORICAL LOAN COMPOSITION (%) % Total Balance ($M) Loan Type 33% 2,249 Real Estate Bridge Lending 28% 1,873 SBLOC / IBLOC / Advisor Fin. 16% 1,034 Small Business Lending 10% 698 Direct Lease Financing 10% 681 Consumer Fintech 3% 170 Other 100% $6,705 Total Principal Balance Small Business HELOC/Consumer/ Other Leasing Consumer Fintech

17 LOANS & LEASES LOAN PORTFOLIO OVERVIEW LOAN COLLATERAL VALUES SUPPORTED BY: A. Comprised of workforce apartment buildings in carefully selected areas B. SBLOC loans are backed by marketable securities with nominal credit losses C. IBLOC loans are backed by the cash value of life insurance policies with nominal credit losses D. Portion of small business loans fully guaranteed by the U.S. government E. 50% - 60% loan to value (“LTV”) ratios at origination F. Recourse to vehicles G. Consists of secured credit cards & other short - term extensions of credit % OF TOTAL PORTFOLIO 06/30/2025 PRINCIPAL BALANCE ($ MILLIONS) BALANCE SHEET CATEGORY BUSINESS LINE 33% $ 2,209 Multifamily - commercial real estate (A) Real Estate Bridge Lending <1% 19 Hospitality - commercial real estate <1% 12 Retail - commercial real estate <1% 9 Other 33% 2,249 Total 16% 1,087 Securities - backed lines of credit (SBLOC) ( B) Institutional Banking 8% 514 Insurance - backed lines of credit (IBLOC) (C) 4% 272 Advisor Financing 28% 1,873 Total 6% 397 U.S. government guaranteed portion of SBA loans ( D) Small Business Lending 6% 382 Commercial mortgage SBA ( E) 2% 117 Non - guaranteed portion of U.S. govn’t guaranteed 7(a) loans 2% 116 Non - SBA small business loans <1% 18 Construction SBA <1% 4 Other 16% 1,034 Total 10% 698 Leasing ( F) Commercial Fleet Leasing 10% 681 Consumer fintech ( G) Fintech Solutions Group 3% 170 Other Other 100% $ 6,705 Total Principal¹ 1 Total principal balance.

18 SPECIALIZED LENDING SPECIALIZED LENDING BUSINESS LINES LENDING BUSINESSES Core lending businesses are comprised of our specialized lending activities Institutional Banking $1.9B Emphasize core business lines and add related products and enter adjacent markets Remain positioned to capitalize on credit sponsorship opportunities Maintain balance sheet flexibility as we approach $10B in total assets Real Estate Bridge Lending $2.2B Small Business $1.0B Leasing $ 0.7B CORE LENDING BUSINESSES AS OF Q2 2025 TOTAL $ 6.5 B ¹ Established Operating Platform Scalable technology, operations and sales platforms across lending business to support sustained growth STRATEGIC OUTLOOK Consumer Fintech Lending $ 0.7B 1 Excludes $170 million of loans categorized as “Other”.

The Bancorp

19

LOANS & LEASES: **REAL ESTATE BRIDGE LENDING**

# COMMERCIAL REAL ESTATE

# BRIDGE LENDING

*Real Estate Bridge Lending*

BUSINESS **OVERVIEW:**

- Resumed floating rate bridge lending business in Q3 2021
- Lending focus on workforce apartment buildings in carefully selected markets

**COMMERCIAL REAL ESTATE LOANS BY TYPE ($MILLIONS)**
06/30/2025

| TYPE | # LOANS | BALANCE | ORIGINATION DATE LTV[1] | WEIGHTED AVG INTEREST RATE | % TOTAL |
|---|---|---|---|---|---|
| Multifamily (apartments) | 179 | $ 2,209 | 69% | 8.5% | 98% |
| Hospitality (hotels and lodging) | 1 | 19 | 66% | 9.8% | <1% |
| Retail | 2 | 12 | 72% | 8.2% | <1% |
| Other | 2 | 9 | 71% | 5.0% | <1% |
| **Total** | **184** | **$ 2,249** | **70%** | **8.5%** | **100%** |

## PORTFOLIO ATTRIBUTES

- Vast majority of loans are apartment buildings including all the top 25 exposures
- Loans originated prior to Q3 2021 will continue to be accounted for at fair value
- Loans originated in Q3 2021 and after will be held for investment and use the Current Expected Credit Loss (CECL) methodology

[1] In addition to "as is" origination date appraisals, on which the weighted average origination date LTVs are based, third-party appraisers also estimated "as stabilized" values, which represents additional potential collateral value as rehabilitation progresses, and units are released at stabilized rental rates, may provide even greater protection.

© 2025 The Bancorp Bank, N.A.

20 LOANS & LEASES: INSTITUTIONAL BANKING INSTITUTIONAL BANKING BUSINESS OVERVIEW: • Automated loan application platform, Talea, provides industry - leading speed and delivery • Securities - backed lines of credit provide fast and flexible liquidity for investment portfolios • Insurance - backed lines of credit provide fast and flexible borrowing against the cash value of life insurance • Advisor Finance product provides capital to transitioning financial advisors to facilitate M&A, debt restructuring, and the development of succession plans • Deposit accounts for wealth management clients • Nominal historical credit losses STRATEGIC OUTLOOK: • Regain momentum across SBLOC, IBLOC and Advisor Finance products • Evaluate new lending opportunities in adjacent markets • Market dynamics support business model: − Advisors shifting from large broker/dealers to independent platforms − Sector shift to fee - based accounts − Emergence of new wealth management providers LENDING AND BANKING SERVICES FOR WEALTH MANAGERS The Bancorp’s business model allows us to build banking solutions to “spec” without competing directly with our partner firms. We do not have any associated asset managers, proprietary advisory programs, or related programs. Our singular focus is to help our partner firms stay competitive in the marketplace and to grow and retain assets ALWAYS A PARTNER, NEVER A COMPETITOR ® $ 1.9 B 6/30/2025 PORTFOLIO SIZE 6.2% 06/30/2025 YIELD

21 LOANS & LEASES: INSTITUTIONAL BANKING PRIMARILY COMPRISED OF SECURITIES & CASH VALUE LIFE INSURANCE LENDING SECURITIES - BACKED LINES OF CREDIT • Nominal historical credit losses • Underwriting standards of generally 50% to equities and 80% or more to fixed income securities INSURANCE - BACKED LINES OF CREDIT • Nominal historical credit losses • Loans backed by the cash value of insurance policies PORTFOLIO ATTRIBUTES % OF PORTFOLIO PRINCIPAL BALANCE LOAN TYPE 58% $ 1,087 Securities - backed lines of credit (SBLOC) 27% 514 Insurance - backed lines of credit (IBLOC) 15% 272 Advisor Financing 100% $ 1,873 Total INSTITUTIONAL BANKING LOANS ($MILLIONS) 06/30/2025 % PRINCIPAL TO COLLATERAL PRINCIPAL BALANCE 34% $ 10 17% 9 84% 8 12% 8 47% 8 19% 8 31% 7 20% 7 4% 6 38% 6 31% $ 77 Total TOP 10 SBLOC LOANS ($MILLIONS) 06/30/2025

LOANS & LEASES: SMALL BUSINESS LENDING

22

# SMALL BUSINESS LENDING

## SBA AND OTHER SMALL BUSINESS LENDING

**BUSINESS OVERVIEW:**

- Established a distinct platform within the fragmented SBA market
  - National portfolio approach allows pricing and client flexibility
  - Solid credit performance demonstrated over time
  - Client segment strategy tailored by market

**STRATEGIC OUTLOOK:**

- Continue delivering growth within existing small business lending platform while entering new verticals and growing the SBAlliance®
- SBAlliance® program provides lending support to banks and financial institutions who need SBA lending capabilities through products such as:
  - Wholesale loan purchases
  - Vertical focus with expansion of funeral home lending program

**$1,034M**
6/30/2025 PORTFOLIO SIZE

**7.3%**
06/30/2025 YIELD

**~$700K**
AVERAGE 7(a) LOAN SIZE

© 2025 The Bancorp Bank, N.A.

LOANS & LEASES: STRONG COLLATERAL & GOVERNMENT GUARANTEES

23

# SMALL BUSINESS LENDING

## SMALL BUSINESS LOANS BY TYPE[1] ($MILLIONS)
06/30/2025

| TYPE | SBL COMMERCIAL MORTGAGE | SBL CONSTRUCTION | SBL NON-REAL ESTATE | TOTAL |
|---|---|---|---|---|
| Hotels (except casino hotels) and motels | $ 88 | $ - | $ - | $ 88 |
| Funeral homes and funeral services | 44 | - | 38 | 82 |
| Full-service restaurants | 31 | 2 | 3 | 36 |
| Child day care services | 25 | - | 3 | 28 |
| Car washes | 11 | 11 | - | 22 |
| Homes for the elderly | 16 | - | - | 16 |
| Gasoline stations with convenience stores | 15 | - | - | 15 |
| Outpatient mental health and substance abuse centers | 15 | - | - | 15 |
| General line grocery merchant wholesalers | 13 | - | - | 13 |
| Fitness and recreational sports centers | 8 | - | 2 | 10 |
| Plumbing, heating, and air-conditioning companies | 9 | - | 1 | 10 |
| Nursing care facilities | 9 | - | - | 9 |
| Caterers | 9 | - | - | 9 |
| Offices of lawyers | 9 | - | - | 9 |
| Other | 230 | 7 | 34 | 271 |
| **Total** | **$ 532** | **$ 20** | **$ 81** | **$ 633** |

## SMALL BUSINESS LOANS BY STATE[1] ($MILLIONS)
06/30/2025

| STATE | SBL COMMERCIAL MORTGAGE | SBL CONSTRUCTION | SBL NON-REAL ESTATE | TOTAL |
|---|---|---|---|---|
| California | $ 141 | $ 6 | $ 6 | $ 153 |
| Florida | 83 | 7 | 4 | 94 |
| North Carolina | 44 | - | 4 | 48 |
| New York | 41 | - | 3 | 44 |
| Texas | 29 | 4 | 6 | 39 |
| New Jersey | 31 | - | 7 | 38 |
| Pennsylvania | 19 | - | 13 | 32 |
| Georgia | 25 | 3 | 2 | 30 |
| Other States | 119 | - | 36 | 155 |
| **Total** | **$ 532** | **$ 20** | **$ 81** | **$ 633** |

## PORTFOLIO ATTRIBUTES

TYPE DISTRIBUTION

- Diverse product mix
- Commercial mortgage and construction are generally originated with 50%-60% LTV's

GEOGRAPHIC DISTRIBUTION

- Diverse geographic mix
- Largest concentration in California representing 24% of total as of June 30, 2025

[1]Excludes the government guaranteed portion of SBA 7(a) loans and PPP loans.

© 2025 The Bancorp Bank, N.A.

LOANS & LEASES: COMMERCIAL FLEET LEASING

24

# COMMERCIAL FLEET LEASING

## FLEET LEASING SOLUTIONS

**BUSINESS OVERVIEW:**

- Niche provider of vehicle leasing solutions
  - Focus on smaller fleets (less than 150 vehicles)
  - Direct lessor (The Bancorp Bank, N.A. sources opportunities directly and provides value-add services such as outfitting police cars)
  - Historical acquisitions of small leasing companies have contributed to growth
- Mix of commercial (~80%), government agencies and educational institutions (~20%) as of June 30, 2025

**STRATEGIC OUTLOOK:**

- Continue enhancing platform and growing balances
  - Enhanced sales process and support functions
  - Pursuing technology enhancements to scale business with efficiency
- Constantly evaluating organic and inorganic growth opportunities in the vehicle space

**$698M**
6/30/2025
PORTFOLIO SIZE

**8.2%**
06/30/2025
YIELD

© 2025 The Bancorp Bank, N.A.

25 LOANS & LEASES: COMMERCIAL FLEET LEASING PORTFOLIO COMMERCIAL FLEET LEASING • Largest concentration is construction and government sectors • Of the $698M total portfolio, $644M are vehicle leases with the remaining $54M comprised of equipment leases PORTFOLIO ATTRIBUTES TOTAL BALANCE STATE 17% $ 121 Florida 9% 59 New York 7% 51 Utah 7% 49 Connecticut 6% 45 California 6% 43 Pennsylvania 5% 38 North Carolina 5% 36 Maryland 5% 34 New Jersey 3% 22 Texas 2% 16 Idaho 2% 15 Georgia 2% 14 Washington 2% 13 Alabama 2% 13 Ohio 20% 129 Other states 100% $ 698 Total TOTAL BALANCE TYPE 18% $ 127 Construction 18% 127 Government agencies and public institutions 14% 98 Real estate and rental and leasing 13% 92 Waste management and remediation services 4% 29 Health care and social assistance 4% 25 Other services (except public administration) 3% 23 Professional, scientific, and technical services 3% 18 Wholesale trade 2% 16 General freight trucking 2% 12 Transit and other transportation 2% 12 Finance and insurance 2% 11 Arts, entertainment, and recreation 15% 108 Other and non - classified 100% $ 698 Total DIRECT LEASE FINANCING BY STATE ($MILLIONS) 06/30/2025 DIRECT LEASE FINANCING BY TYPE ($MILLIONS) 06/30/2025

FINANCIAL REVIEW

The Bancorp
27
FINANCIAL REVIEW: Q2 2025 FINANCIAL HIGHLIGHTS

# Q2 2025 Financial Highlights

| ($ in thousands expect for per share data) | Q2 2025 | Q1 2025 | Q4 2024 |
|---|---|---|---|
| **Earnings & Profitability:** | | | |
| Net Interest Income | $97,492 | $91,743 | $94,296 |
| Prepaid, debit card and related fees | $26,113 | $25,714 | $24,465 |
| ACH, card and other payment processing fees | $5,562 | $5,132 | $4,740 |
| Other | $52,068 | $52,796 | $36,097 |
| Non-Interest Income | $83,743 | $83,642 | $65,302 |
| Net Income | $59,821 | $57,173 | $55,908 |
| Diluted EPS | $1.27 | $1.19 | $1.15 |
| Net Interest Margin[2] | 4.44% | 4.07% | 4.55% |
| Efficiency Ratio[1] | 41% | 41% | 40% |
| ROAA[2] | 2.64% | 2.49% | 2.60% |
| ROAE[2] | 28.4% | 28.6% | 27.7% |
| **Balance Sheet & Capital:** | | | |
| Total Loans (HFI & HFS) | $6,705,432 | $6,591,730 | $6,336,743 |
| Total Deposits | $7,765,935 | $8,364,582 | $7,746,046 |
| Shareholders' Equity / Total Assets | 9.7% | 8.8% | 9.0% |
| TCE/TA[1] | 9.7% | 8.8% | 9.0% |
| TBVPS | $18.57 | $17.64 | $16.67 |
| CRE / Total Risk-Based Capital[3] | 241% | 260% | 257% |
| **Asset Quality:** | | | |
| Provision for Credit Losses | $44,363 | $46,853 | $31,398 |
| Net (Recoveries) Charge-Offs | $37,831 | $39,098 | $18,805 |
| NCOs / Avg. Loans[2] | 2.30% | 2.45% | 1.21% |
| NPAs / Total Assets | 1.45% | 1.07% | 1.14% |

## For the quarter ended June 30, 2025:

**ROAA[2]**
2.64%

**ROAE[2]**
28.4%

**Net Income**
$59.8 million

**CRE / Total RBC[3]**
241%

**Loans**
$6.7 billion
14.5% YoY Growth

**Deposits**
$7.8 billion
8.5% YoY Growth

**CET1 Ratio**
14%

**Total RBC Ratio**
15%

## Q2 HIGHLIGHTS

- Return on average assets for the quarter was 2.64%
- Net interest margin was 4.44%
- Total loans and leases, including HFS, increased 14% year-over-year
- Prepaid, debit card and related fees increased 5% year-over-year to $26.1 million
- Small business loans increased 11% year-over-year to $1.05 billion
- Consumer fintech loans increased 19% quarter-over-quarter
- The average rate on the $8.2 billion of average deposits and interest-bearing liabilities in the quarter was 2.23%

[1] Non-GAAP financial measure, see our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures in the Appendix. Efficiency ratio excludes consumer fintech credit enhancement income.
[2] Represents annualized metric.
[3] Reflects total risk-based capital of The Bancorp Bank, N.A.

© 2025 The Bancorp Bank, N.A.

The Bancorp

FINANCIAL REVIEW: INTEREST RATE SENSITIVITY

28

# 4.4% NIM IN Q2 AND CONSISTENTLY STRONG MARGINS THROUGHOUT VARIOUS RATE ENVIRONMENTS

| | | Q2 Balance[1] ($ millions) | Rate Sensitivity |
|---|---|---|---|
| Core Lending Businesses | Real Estate Bridge Lending | $2,249 | ~$1.5B is fixed rate, floating rate portion has an interest rate floor component |
| Core Lending Businesses | Institutional Banking[2] | $1,873 | Majority of loan yields are floating rate, advisor financing is primarily fixed rate |
| Core Lending Businesses | Small Business[3] | $1,034 | ~66% of portfolio reprices in 1 year or greater |
| Core Lending Businesses | Leasing | $698 | ~84% of portfolio reprices in 1 year or greater |
| Core Lending Businesses | Consumer Fintech[4] | $681 | Pricing floats to effective fed funds and spread increases in down-rate environment |
| | Total[5] | $6,535 | Core Lending businesses account for over 97% of the total $6,705 loans |
| | Total Deposits[1] | $8,057 | Adjusts to a portion of rate changes in line with partner contracts |

## HIGHLIGHTS

- Since rate hikes peaked, strategic focus was shifted to origination of fixed rate loans across business lines

[1]Loans are as of June 30, 2025 and deposits are average balance for Q2 2025.
[2]Institutional Banking substantially comprised of securities backed loans and insurance backed loans, with advisor financing balance of $272 million at June 30th, 2025.
[3]Includes Small Business Loans held at fair value comprised of 7(a) Program Loans.
[4]Fees on the majority of consumer fintech loan balances are recorded as non-interest income, which impacts both net interest income and net interest margin.
[5]Excludes $170 million of loans categorized as "Other".

© 2025 The Bancorp Bank, N.A.

29 FINANCIAL REVIEW: INTEREST RATE SENSITIVITY CONSERVATIVE AND WELL - POSITIONED INVESTMENT PORTFOLIO a^^NlJVA]" 1 0NmVLN_pVA]" 1 mmNp ¥ IAJ\NL mNJqlVpVNm 3AxAI]NmpApN A_Lia]  4  1  avNl_^N_p ATN_Jy "% 3Ax ¥ NxN^ip mpApNA_Lia]  AVAILABLE FOR SALE SECURITIES 06/30/2025 $1.5B Total % Total Fair Value ($M) Type 49.3 $ 731.1 Commercial MBS 28.3 419.1 Residential MBS 16.4 242.5 Asset - backed securities 2.0 29.9 Taxable state and pol. 1.8 27.0 U.S. Government agency 1.5 21.8 CMO 0.7 10.1 Tax - exempt state and pol. 100% $ 1,481.5 Total HIGHLIGHTS • Investment portfolio is 100% available - for - sale with an unrealized gain of $2.1 million as of June 30, 2025 • In April 2024, the Bancorp strategically purchased ~$900 million of fixed rate MBS with a weighted average yield of ~5.11% and a weighted average life of ~8 years

30 FINANCIAL REVIEW: EARNINGS AND PROFITABILITY REVENUE GROWTH HAS EXCEEDED EXPENSE GROWTH SINCE 2022 1 Revenue includes net interest income and non - interest income. Excludes consumer fintech loan credit enhancement income. Please s ee Appendix for reconciliation. NON - INTEREST EXPENSE $ Millions REVENUE 1 $ Millions HIGHLIGHTS • Revenue increases reflected normalized interest rate environment and growth in fintech revenues $0 $25 $50 $75 $100 $125 $150 $175 $200 $225 $250 2022 2023 2024 Q2 YTD 2024 Q2 YTD 2025 $0 $50 $100 $150 $200 $250 $300 $350 $400 $450 $500 $550 2022 2023 2024 Q2 YTD 2024 Q2 YTD 2025

31 FINANCIAL REVIEW: EARNINGS AND PROFITABILITY HISTORICAL PERFORMANCE AND LONG - TERM TARGETS LONG - TERM TARGETS Q2 2025 2024 2023 2022 2021 2020 PERFORMANCE METRICS >40% 28.4% 27.2% 25.6% 19.3% 17.9% 15.1% ROAE¹ >4.0% 2.64% 2.71% 2.59% 1.81% 1.68% 1.34% ROAA¹ $1.27 $4.29 $3.49 $2.27 $1.88 $1.37 Diluted EPS >10% 10.3% 10.4% 12.4% 10.7% 11.0% 9.1% The Bancorp Bank, N.A. Leverage Ratio >8% 9.7% 9.0% 10.5% 8.8% 9.5% 9.2% TCE / TA² <$10B $8.8B $8.7B $7.7B $7.9B $6.8B $6.3B Total Assets 41% 40% 41% 48% 53% 59% Efficiency Ratio² 1 Represents annualized metric. 2 Non - GAAP financial measure, see our reconciliation of non - GAAP financial measures to their most directly comparable GAAP financi al measures in the Appendix. Efficiency ratio excludes consumer fintech credit enhancement income.

The Bancorp

32

FINANCIAL REVIEW: **HISTORICAL CAPITAL POSITION**

# CAPITAL POSITION

THE BANCORP, INC. **CAPITAL RATIOS**


18%
16%
14%
12%
10%
8%
6%
4%
2%
0%
Total RBC Ratio
Tier 1 RBC Ratio¹
Shareholders' Equity / Total Assets
TCE / TA
Tier 1 Leverage Ratio
2020
2021
2022
2023
2024
Q2 2025
Pro Forma³

| | 2020 | 2021 | 2022 | 2023 | 2024 | Q2 2025 | Pro Forma[3] | Well-capitalized minimum |
|---|---|---|---|---|---|---|---|---|
| Shareholders' Equity / Total Assets | 9.26% | 9.53% | 8.78% | 10.48% | 9.05% | 9.73% | 9.63% | -- |
| TCE / TA[2] | 9.22% | 9.50% | 8.76% | 10.46% | 9.04% | 9.72% | 9.62% | -- |
| Tier 1 Leverage Ratio | 9.20% | 10.40% | 9.63% | 11.19% | 9.41% | 9.40% | 9.30% | 5.00% |
| Tier 1 Risk-based Capital Ratio[1] | 14.43% | 14.72% | 13.40% | 15.66% | 13.85% | 14.42% | 14.37% | 8.00% |
| Total Risk-Based Capital | 14.84% | 15.13% | 13.87% | 16.23% | 14.65% | 15.45% | 15.40% | 10.00% |
| CRE / Total Risk-Based Capital[4] | 291% | 264% | 265% | 247% | 257% | 241% | 241% | -- |

[1]Common Equity Tier 1 to risk weighted assets is identical to Tier 1 risk-based ratio and has a 6.5% well capitalized minimum.
[2]Non-GAAP financial measure, see our reconciliation of non-GAAP financial measures to their most directly comparable GAAP financial measures in the Appendix.
[3]Estimated pro forma for issuance of $200 million senior debt and redemption of $100 million of senior debt maturing in 2025.
[4]Reflects total risk-based capital of The Bancorp Bank, N.A.

## HIGHLIGHTS

- Corporate governance requires periodic assessment of capital minimums
- Capital planning includes stress testing for unexpected conditions and events

© 2025 The Bancorp Bank, N.A.

33 $0 $5 $10 $15 $20 $25 $30 $35 $40 $45 $50 $55 $60 2020 2021 2022 2023 2024 Q2 2025 FINANCIAL REVIEW: LOAN LOSS RESERVE ALLOWANCE FOR CREDIT LOSSES PRIMARILY REFLECTS OUR CHARGE - OFF HISTORY HIGHLIGHTS • The increase in allowance driven by Consumer Fintech is entirely offset by credit enhancement recognized in non - interest income • Annualized NCOs / Avg. Loans excluding Consumer Fintech charge - offs was just 0.08% for the annualized quarter ended June 30, 2025 • Traditional lending segments continue to record minimal charge - offs • There have been no historical losses in the REBL portfolio ALLOWANCE FOR CREDIT LOSSES ($ MILLIONS) Reserves / Loans HFI 0.61% 0.48% 0.41% 0.51% 0.73% 0.91% NPAs / Assets 0.20% 0.33% 0.50% 0.39% 1.14% 1.45% Annualized NCOs / Avg. Loans 0.07% 0.03% 0.03% 0.07% 0.40% 2.30% Annualized NCOs / Avg. Loans excl. Consumer Fintech¹ 0.08% 0.08% Small Business HELOC/Consumer/Other SBLOC/IBLOC/Advisor Financing Leasing Real Estate Bridge Lending Consumer Fintech $16.1 $17.8 $22.4 $27.4 $44.9 $59.4 Allowance excl. consumer fintech $32.4 million¹ Allowance excl. consumer fintech $31.9 million¹ 1 Excludes $12.9M and $27.0M in allowance and $17.7M and $36.4M in net charge - offs associated with Consumer Fintech lending for 20 24 and 2025Q2, respectively.

APPENDIX

The Bancorp
35
APPENDIX

# DOUBLE LEVERAGE & INTEREST COVERAGE

| ($ in thousands, except per share amounts) | Year Ending December 31, 2020 FY | 2021 FY | 2022 FY | 2023 FY | 2024 FY | Year-to-Date 2025 Q2 | Offering Adjustments | PF for $200M Debt Raise[2] |
|---|---|---|---|---|---|---|---|---|
| **Double Leverage Ratios** | | | | | | | | |
| Total Investment in Subsidiaries | $575,293 | $686,248 | $776,199 | $893,328 | $871,388 | $942,701 | – | $942,701 |
| Consolidated Equity | 581,164 | 652,454 | 694,031 | 807,281 | 789,783 | 860,266 | – | 860,266 |
| Double Leverage Ratio | 99.0% | 105.2% | 111.8% | 110.7% | 110.3% | 109.6% | | 109.6% |
| **Interest Coverage Ratios** | | | | | | | | |
| Total Deposit Interest | $13,281 | $5,623 | $51,136 | $148,529 | $164,372 | $90,338 | | $90,338 |
| Borrowings & Other Interest | 2,635 | 5,616 | 8,318 | 6,926 | 10,979 | 3,377 | 4,625[1] | 8,002 |
| Total Interest Expense | $15,916 | $11,239 | $59,454 | $155,455 | $175,351 | $93,715 | $4,625[1] | $98,340 |
| Pre-Tax Income | $108,284 | $144,165 | $177,914 | $256,774 | $292,156 | $154,887 | ($4,625)[1] | $150,262 |
| **Interest Coverage (Including Deposit Expense)** | **7.8x** | **13.8x** | **4.0x** | **2.7x** | **2.7x** | **2.7x** | | **2.5x** |
| **Interest Coverage (Excluding Deposit Expense)** | **42.1x** | **26.7x** | **22.4x** | **38.1x** | **27.6x** | **46.9x** | | **19.8x** |

[1]Year-to-date interest expense increase after the issuance of $200M senior notes at an illustrative yield of 7.00% and the redemption of $100.0M outstanding 4.75% senior notes due August 2025.
[2]Assumes net proceeds after redemption of the senior notes due 2025 are retained at the holding company; All offering assumptions are for illustrative purposes only.

© 2025 The Bancorp Bank, N.A.

36 HISTORICAL BALANCE SHEET APPENDIX Quarter Ended ($ in thousands) 2020 FY 2021 FY 2022 FY 2023 FY 2024 FY 2025 Q2 Assets: Total Cash and Cash Equivalents 345,515 601,784 888,189 1,038,090 570,123 340,265 Total Securities 1,206,164 953,709 766,016 747,534 1,502,860 1,481,500 Loans & Leases HFS 1,810,812 1,388,416 589,143 332,766 223,115 185,476 Loans & Leases HFI 2,652,323 3,747,224 5,486,853 5,361,139 6,113,628 6,535,432 Loan Loss Reserve (16,082) (17,806) (22,374) (27,378) (44,853) (59,393) Net Loans & Leases HFI 2,636,241 3,729,418 5,464,479 5,333,761 6,068,775 6,476,039 Total OREO - 18,873 21,210 16,949 62,025 66,054 Total Intangible Assets 2,845 2,447 2,049 1,651 1,254 1,055 Total Other Assets 275,264 148,592 171,914 234,944 299,391 288,842 Total Assets 6,276,841 6,843,239 7,903,000 7,705,695 8,727,543 8,839,231 Liabilities: Total Deposits 5,462,060 5,976,911 7,030,113 6,680,910 7,746,046 7,765,935 Senior Debt 98,314 98,682 99,050 95,859 96,214 96,391 Total Subordinated Debt 13,401 13,401 13,401 13,401 13,401 13,401 Other Long Term Borrowings 40,277 39,521 10,028 38,561 14,081 13,898 Total Other Liabilities 81,625 62,270 56,377 69,683 68,018 89,340 Total Liabilities 5,695,677 6,190,785 7,208,969 6,898,414 7,937,760 7,978,965 Shareholders Equity 581,164 652,454 694,031 807,281 789,783 860,266 Total Liabilities and Equity 6,276,841 6,843,239 7,903,000 7,705,695 8,727,543 8,839,231 Year Ending December 31,

The Bancorp
37
APPENDIX

# HISTORICAL INCOME STATEMENT

| ($ in thousands) | Year Ending December 31, 2020 FY | 2021 FY | 2022 FY | 2023 FY | 2024 FY | Quarter Ended 2025 Q2 |
|---|---|---|---|---|---|---|
| Interest and Fees on Loans | 170,960 | 192,636 | 275,837 | 436,649 | 458,817 | 112,326 |
| Interest and Dividends on Securities | 37,937 | 28,764 | 25,696 | 39,231 | 66,449 | 22,496 |
| Interest earning deposits | 1,885 | 715 | 6,762 | 33,627 | 26,326 | 8,326 |
| **Total Interest Income** | **210,782** | **222,115** | **308,295** | **509,507** | **551,592** | **143,148** |
| Deposits | 13,281 | 5,623 | 51,136 | 148,529 | 164,372 | 43,963 |
| Borrowings | 198 | 49 | 2,542 | 778 | 4,889 | 203 |
| Senior Debt | 1,913 | 5,118 | 5,118 | 5,027 | 4,935 | 1,233 |
| Subordinated Debt | 524 | 449 | 658 | 1,121 | 1,155 | 257 |
| **Interest Expense** | **15,916** | **11,239** | **59,454** | **155,455** | **175,351** | **45,656** |
| **Net Interest Income** | **194,866** | **210,876** | **248,841** | **354,052** | **376,241** | **97,492** |
| Provision for Credit Losses | 6,352 | 3,110 | 7,108 | 18,330 | 38,374 | 44,363 |
| **Net Interest Income After Provision for Credit Losses** | **188,514** | **207,766** | **241,733** | **335,722** | **337,867** | **53,129** |
| ACH, card and other payment processing fees | 7,101 | 7,526 | 8,935 | 9,822 | 14,596 | 5,562 |
| Prepaid, debit card and related fees | 74,465 | 74,654 | 77,236 | 89,417 | 97,413 | 26,113 |
| Consumer credit fintech fees | -- | -- | -- | -- | 4,789 | 3,970 |
| Other noninterest income | 3,051 | 22,569 | 19,512 | 12,855 | 40,716 | 48,098 |
| **Non-interest Income** | **84,617** | **104,749** | **105,683** | **112,094** | **157,514** | **83,743** |
| Compensation & Benefits | 101,737 | 105,998 | 105,368 | 121,055 | 131,597 | 37,134 |
| Software | 14,028 | 15,659 | 16,211 | 17,349 | 17,913 | 5,144 |
| Data processing expense | 4,712 | 4,664 | 4,972 | 5,447 | 5,666 | 1,227 |
| Other | 44,370 | 42,029 | 42,951 | 47,191 | 48,049 | 13,718 |
| **Non-interest Expense** | **164,847** | **168,350** | **169,502** | **191,042** | **203,225** | **57,223** |
| Income tax expense (benefit) | 27,688 | 33,724 | 47,701 | 64,478 | 74,616 | 19,828 |
| Income from discontinued operations, net of tax | (512) | 212 | -- | -- | -- | -- |
| **Net Income** | **80,084** | **110,653** | **130,213** | **192,296** | **217,540** | **59,821** |

© 2025 The Bancorp Bank, N.A.

The Bancorp
38
APPENDIX

# GAAP REVENUE & EFFICIENCY RATIO CALCULATIONS

| ($ in thousands) | Year Ending December 31, 2020 FY | 2021 FY | 2022 FY | 2023 FY | 2024 FY | Quarter Ended 2024Q4 | 2025 Q1 | 2025 Q2 | YTD 2024 Q2 | 2025 Q2 |
|---|---|---|---|---|---|---|---|---|---|---|
| Net Interest Income | 194,866 | 210,876 | 248,841 | 354,052 | 376,241 | 94,296 | 91,743 | 97,492 | 188,213 | 189,235 |
| Non-interest Income | 84,617 | 104,749 | 105,683 | 112,094 | 157,514 | 65,302 | 83,642 | 83,743 | 60,104 | 167,385 |
| Less: Consumer fintech credit enhancement | - | - | - | - | 30,651 | 30,651 | 45,868 | 43,233 | 0 | 89,101 |
| **Adjusted non-interest Income[1]** | **84,617** | **104,749** | **105,683** | **112,094** | **126,863** | **34,651** | **37,774** | **40,510** | **60,104** | **78,284** |
| **Total Revenue[1]** | **279,483** | **315,625** | **354,524** | **466,146** | **503,104** | **128,947** | **129,517** | **138,002** | **248,317** | **267,519** |
| Non-interest Expense | 164,847 | 168,350 | 169,502 | 191,042 | 203,225 | 51,812 | 53,294 | 57,223 | 98,158 | 110,517 |
| **Efficiency Ratio[2]** | **59%** | **53%** | **48%** | **41%** | **40%** | **40%** | **41%** | **41%** | **40%** | **41%** |

| | 2020 FY | 2021 FY | 2022 FY | 2023 FY | 2024 FY | 2024Q4 | 2025 Q1 | 2025 Q2 | 2024 Q2 | 2025 Q2 |
|---|---|---|---|---|---|---|---|---|---|---|
| **Payments non-interest income (Fintech Solutions business line)** | | | | | | | | | | |
| ACH, card and other payment processing fees | 7,101 | 7,526 | 8,935 | 9,822 | 14,596 | 4,740 | 5,132 | 5,562 | 5,964 | 10,694 |
| Prepaid, debit card and related fees | 74,465 | 74,654 | 77,236 | 89,417 | 97,413 | 24,465 | 25,714 | 26,113 | 49,041 | 51,827 |
| Consumer credit fintech fees | - | - | - | - | 4,789 | 3,049 | 3,600 | 3,970 | 140 | 7,570 |
| **Total Fintech Solutions noninterest income[1]** | **81,566** | **82,180** | **86,171** | **99,239** | **116,798** | **32,254** | **34,446** | **35,645** | **55,145** | **70,091** |
| **% of Total Revenue** | | | | | | | | | **22%** | **26%** |

[1] Excludes consumer fintech loan credit enhancement income.
[2] The efficiency ratio is calculated by dividing GAAP total non-interest expense by the total of GAAP net interest income and non-GAAP adjusted non-interest income. This ratio compares revenues generated with the amount of expense required to generate such revenues and may be used as one measure of overall efficiency.

© 2025 The Bancorp Bank, N.A.

39 OTHER NON - GAAP RECONCILIATIONS APPENDIX Quarter Ended Pro Forma¹ ($ in thousands) 2020 FY 2021 FY 2022 FY 2023 FY 2024 FY 2024Q4 2025 Q1 2025 Q2 2025 Q2 Shareholders Equity 581,164 652,454 694,031 807,281 789,783 789,783 829,687 860,266 860,266 Less: Intangible Assets 2,845 2,447 2,049 1,651 1,254 1,254 1,154 1,055 1,055 Tangible Common Equity 578,319 650,007 691,982 805,630 788,529 788,529 828,533 859,211 859,211 Total Assets 6,276,841 6,843,239 7,903,000 7,705,695 8,727,543 8,727,543 9,385,727 8,839,231 8,935,881 Less: Intangible Assets 2,845 2,447 2,049 1,651 1,254 1,254 1,154 1,055 1,055 Tangible Assets 6,273,996 6,840,792 7,900,951 7,704,044 8,726,289 8,726,289 9,384,573 8,838,176 8,934,826 TCE / TA 9.22% 9.50% 8.76% 10.46% 9.04% 9.04% 8.83% 9.72% 9.62% Tangible Common Equity 578,319 650,007 691,982 805,630 788,529 788,529 828,533 859,211 Common Shares (000s) 57,551 57,371 55,690 53,203 47,311 47,311 46,980 46,263 TBVPS 10.05 11.33 12.43 15.14 16.67 16.67 17.64 18.57 Year Ending December 31, ¹Estimated pro forma for issuance of $200 million senior debt and redemption of $100 million of senior debt maturing in 2025.